UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TIENS BIOTECH GROUP (USA), INC.
(Name of Registrant as Specified in Its Charter)

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TIENS BIOTECH GROUP (USA), INC.

No. 17, Xinyuan Rd., Wuqing New Tech Industrial Park, Tianjin, China 301700

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
to be held on May 27, 2011

TO OUR STOCKHOLDERS:

PLEASE TAKE NOTICE that the annual meeting of stockholders (the “Annual Meeting”) of Tiens Biotech Group (USA), Inc., a Delaware company (the “Company”), will be held at the Company’s Tianjin, China offices at No. 17, Xinyuan Rd., Wuqing New Tech Industrial Park, Tianjin, China 301700, on May 27, 2011, at 9:00 a.m., local time, for the following purposes:

1.	To elect five directors to hold office for the term specified in the proxy statement or until their successors are elected and qualified;

2.	To ratify the appointment of Crowe Horwath LLP, independent public accountants, as the auditor of the Company for the fiscal year ending December 31, 2011; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment.

The Board of Directors has fixed the close of business on April 22, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment. A proxy statement, providing information, and a form of proxy to vote, with respect to the foregoing matters accompany this notice.

By Order of the Board of Directors /s/ Jinyuan Li Jinyuan Li Chairman of the Board, Chief Executive Officer, Acting Chief Financial Officer and President

Dated: May 2, 2011

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please complete and execute the accompanying proxy and return it promptly in the enclosed reply envelope, which requires no postage. If you grant a proxy, you may revoke it at any time prior to the Annual Meeting. Also, whether or not you grant a proxy, you may vote in person if you attend the Annual Meeting.

PLEASE NOTE:  If your shares are held in street name, your broker, bank, custodian, or other nominee holder cannot vote your shares in the election of directors, unless you direct the nominee holder how to vote, by marking your proxy card.

TIENS BIOTECH GROUP (USA), INC.

No. 17, Xinyuan Rd., Wuqing New Tech Industrial Park, Tianjin, China 301700

PROXY STATEMENT
Annual Meeting of Stockholders
to be held on May 27, 2011

SOLICITATION OF PROXY

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Tiens Biotech Group (USA), Inc. (the “Company”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the Company’s Tianjin, China offices, located at No. 17, Xinyuan Rd., Wuqing New Tech Industrial Park, Tianjin, China 301700, on May 27, 2011, at 9:00 a.m., local time, and at any adjournment.  In addition to mail, proxies may be solicited personally or by electronic communication by the Company’s officers, directors and other employees, without additional compensation.  The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse them at the rates suggested by NYSE Amex. The Company will bear the cost of solicitation of proxies, which are expected to be nominal. The Board has set April 22, 2011 as the record date (the “Record Date”) to determine those holders of record of common stock, par value $0.001 per share (the “Common Stock”), who are entitled to notice of, and to vote at the Annual Meeting.  On or about May 3, 2010, this Proxy Statement and the proxy card (the “Proxy Card” or “Proxy”) are first being mailed to stockholders of record as of the close of business on the Record Date.

If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such instructions.  If a stockholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” Proposals No. 1 and No. 2.

GENERAL INFORMATION ABOUT VOTING

Outstanding Shares and Voting Rights

Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.  As of the close of business on the Record Date, there were 71,333,586 shares of Common Stock outstanding.  Stockholders are entitled to one vote for each share of Common Stock held as of the record date.

Procedures for Voting or Revoking Proxies

You may vote your proxy by completing, dating, signing, and mailing the accompanying form of proxy in the postage–paid return envelope provided.  The persons authorized by any of those means to vote your shares will vote them as you specify or, in absence of your specification, as stated on the form of proxy.  You may revoke any proxy by notifying the Company in writing to Secretary, c/o Tiens Biotech Group (USA), Inc., No. 17, Xinyuan Rd., Wuqing New Tech Industrial Park, Tianjin, China 301700, or by voting a subsequent proxy or in person at the Annual Meeting.

Attending the Annual Meeting

You may obtain directions to the Annual Meeting by writing to the Company at the above address, ATTN: Secretary.  If you attend the Annual Meeting, you may vote there in person, regardless whether you have voted by the means mentioned in the preceding paragraph.

Required Votes

If a quorum is present, in person or by proxy, all elections for Directors will be decided by a plurality of the votes cast in respect thereof.  Stockholders entitled to vote for the election of Directors can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.

Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of Directors.  Brokers holding shares of the Company’s Common Stock in street name who do not receive instructions are entitled to vote on the ratification of the appointment of the independent auditors.  Abstentions will be counted as present for purposes of determining the existence of a quorum.  Abstentions and broker non-votes on the Company’s proposal to ratify the appointment of the independent auditors will not have any effect for or against such proposal.

Execution of the accompanying proxy card will not affect a stockholder’s right to attend the Annual Meeting and vote in person.  Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted or by attending the Annual Meeting and voting in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of Common Stock as of April 21, 2011 by each of the Company’s directors and executive officers; all executive officers and directors as a group; and each person known to the Company to own beneficially more than 5% of Company’s Common Stock. Except as otherwise noted, the persons identified have sole voting and investment powers with respect to their shares.

Name of Beneficial Owner (1)	Number of Shares	Percent of Class
Jinyuan Li (2)	67,830,000	95.1%
Yupeng Yan	--	--
Baolan Li	--	--
Socorro Quintero	--	--
Gilbert Raker	--	--
All Directors and Executive Officers as a Group (5 persons)	67,830,000	95.1%
TIENS (USA) Investment Holdings Group Overseas Limited (2)	67,830,000	95.1%

____________________

(1)           Unless otherwise indicated, the address for each director and executive officer is c/o Tiens Biotech Group (USA), Inc., No. 17, Xinyuan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

(2)           The shares are owned by TIENS (USA) Investment Holding Group Overseas Limited (“TIH”). As sole director of TIH, Jinyuan Li has voting and dispositive power over the shares.  The business address of TIH is c/o Tiens Biotech Group (USA), Inc., No. 17, Xinyuan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

Proposal No. 1.

Election of Five Directors

Five directors will be elected at the Annual Meeting to serve for a term of one year, until the next Annual Meeting and until their successors have been duly elected and have qualified.  If any nominee is unable to serve, which the Board has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.  The five nominees for election as directors to serve until the next Annual Meeting are Jinyuan Li, Yupeng Yan, Baolan Li, Socorro Quintero and Gilbert Raker.

Directors and Executive Officers of the Company

Set forth below are the names of the directors and executive officers of the Company as of April 21, 2011. Jinyuan Li has served on the Board since September 2003.  Baolan Li was appointed to the Board in October 2010.   All other directors have served on the Board since January 2004.

NAME	AGE	POSITION
Jinyuan Li	53	Chairman, Chief Executive Officer, President and Acting Chief Financial Officer
Yupeng Yan	48	Executive Vice- President and Director
Baolan Li	28	Director
Socorro Quintero	59	Director
Gilbert Raker	67	Director

None of the Company’s directors and officers was selected pursuant to any agreement or understanding with any other person. There is no family relationship between any director or executive officer and any other director or executive officer, except that Ms. Baolan Li is the daughter of Mr. Jinyuan Li.

Jinyuan Li

Jinyuan Li has served as the Chairman of the Board and a Director since September 2003. In June 2010, Jinyuan Li was appointed as Acting Chief Financial Officer. Jinyuan Li is also the President and founder of Tianshi Group and has held the position of President since 1995. Mr. Li has 14 years of experience in the petroleum and plastics industries. He holds a number of leadership positions in government and social associations, including as Standing Committee Member of Tianjin Political Consultative Conference; Vice-chairman of China Enterprise Confederation & China Enterprise; Executive of All-China Federation of Industry & Commerce; Vice Chairman of China Association for the Promotion of Industrial Development; and Vice President of Chinese Healthcare Association, etc. Mr. Li was elected as one of the Top Ten Most Outstanding Talents in the Greater China Area; one of the Ten Most Popular Personages Among the High-Ranking, by China Economic Forum; Excellent Entrepreneur, by the Organization Committee of the Second Chinese Entrepreneur Forum in 2003, and as the Most Creative Chinese Businessman of Asia in 2004. Mr. Li holds an MBA from Nankai University.

Yupeng Yan

Yupeng Yan has served as our Executive Vice President since September 2003. Mr. Yan has also served as Vice President of Tianshi Group since March 1997, acting as general manager of its Global Information Technology Center from July 2007 to January 2009 and as head of its Global Marketing Center from June 2004 to June 2007. Since November 2008 Mr. Yan has served as the Vice General Manager of Global Marketing Center and Vice President of Tianshi Group’s China Region. Mr. Yan currently holds a number of leadership positions including Vice-Dean of Tianshi College (formerly Tianshi Occupational Technique Institute), and Vice-Chairman of Tianshi Science and Technique Association. Mr. Yan was elected as one of the Chinese Ten Outstanding Professional Managers in 2004. Mr. Yan received an Executive MBA from Nankai University in July 2004.

Baolan Li

From August 2008 to October 2010, Ms. Baolan Li served as the Assistant of the Chief Financial Officer of the Company and as the Assistant of the Vice President – Marketing. Prior to her appointment to the Company, Ms Li attended the Royal Holloway University of London, London, UK and received a Bachelor’s Degree with Honors in Industrial and Financial Economics in 2006 and a Master’s Degree in Economics in 2008. Ms. Baolan Li held a short-term internship position with ICEA Investment Banking Division (Hong Kong) from September 2006 to November 2006.

Socorro Quintero

Dr. Socorro Quintero is Associate Professor of Finance at Oklahoma City University’s Meinders School of Business (“OCU”) where she has organized and managed the Corporate Directors Institute (“CDI”) in 2007 and 2009. The CDI brings together directors and governance professionals to share the latest issues and best practices in corporate board governance. In February 2011, Dr. Quintero joined the board of directors and became the chairperson of the audit committee of the board of directors of Joway Health Industries Group (GTVI.OB). Prior to joining OCU in 1993, she was an Assistant Professor of Finance at the University of South Florida in Tampa. Her teaching and research expertise covers varied areas in finance, including, but not limited to, investments, asset pricing, capital budgeting, and financial derivatives. She obtained her PhD in Finance from the University of Texas at Austin in 1989. Before her career in finance, her earlier work experiences were in various industrial engineering and management capacities while working for Abbott Laboratories, Atlantic Steel Company and Levi Strauss & Company. Dr. Quintero obtained a Bachelor of Science in Physics from the University of the Philippines in 1972, and Master of Science in Industrial Engineering from the Georgia Institute of Technology in Atlanta in 1977.

Gilbert Raker

Since February 2010 Mr. Gilbert Raker has been the President of Wyngate Management Corporation,, a private consulting company that works in association with several IR / PR, investment and merchant banking firms in New York City that specialize in assisting middle market firms. From February 2010 to February 2011 he was also the Vice Chairman and a director of Electro-Comp Services, Inc., a private company engaged in the testing, verification and brokering of electronic components. From January 2009 to February 2010 he worked with a niche investment bank in New York that focused on financing middle market companies. From November 1988 to January 2009 he was the President, Chief Executive Officer and Chairman of the Board of SEMX Corporation, a multi-national company that manufactured materials and components used in microelectronic circuitry on a worldwide basis for the automotive, consumer electronics, defense, medical and aerospace industries. Prior to November 1988, Mr. Raker worked at two private equity investment firms, was employed as the Chief Financial Officer and in one case as the Chief Operating Officer of two New York Stock Exchange listed companies and served in a variety of capacities in numerous private and public companies. He began his career as a Management Consultant for Touche Ross. Mr. Raker received his B.S. in Chemistry from Eastern University, his MBA in Production Management from Syracuse University and completed all of the course work for a PhD in Finance and Economics at Syracuse University. Early in his career he taught Accounting and Production Management at Eastern University and Syracuse University, respectively.

Board Leadership Structure

The Board of Directors believes that Mr. Li’s service as both Chairman of the Board, Chief Executive Officer, President and Active Chief Financial Officer is in the best interest of the Company and its stockholders. Mr. Li possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees and customers.

Each of the directors other than Jinyuan Li, Yupeng Yan and Baolan Li is independent (see “Director Independence” below), and the Board of Directors believes that the independent directors provide effective oversight of management. The Board of Directors has not designated a lead director. Our independent directors call and plan their executive sessions collaboratively and, between Board of Directors meetings, communicate with management and one another directly. In the circumstances, the directors believe that formalizing in a lead director functions in which they all participate might detract from rather than enhance performance of their responsibilities as directors.

Board’s Role In Risk Oversight

The Board of Directors is responsible for the overall risk oversight of the Company. The Board discusses, and receives updates from senior management on the identification, assessment, management and mitigation of the critical risks facing the Company. The Audit Committee requires the Company’s management to update the Audit Committee about the Company’s major financial risk exposure and the steps that management has taken to monitor and control such exposure and oversee the risks related to financial issues. The Audit Committee monitors risks associated with financial reporting and internal controls, receives annual reports on risk assessment from the Company’s auditors and regularly discusses financial and economic risks as well as financial implications of certain regulatory or legal risks with the Company’s Chief Executive Officer, Acting Chief Financial Officer, other members of senior management and outside counsel or consultants.

Director Qualifications

We seek directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our businesses. We seek directors who possess the qualities of integrity and candor, who have strong analytical skills and who are willing to engage management and each other in a constructive and collaborative fashion. We also seek directors who have the ability and commitment to devote significant time and energy to service on the Board and its committees. We believe that all of our directors meet the foregoing qualifications.

The Board of Directors believes that the leadership skills and other experiences of its Board members, as described below, provide the Company with a range of perspectives and judgment necessary to guide our strategies and monitor their execution.

Jinyuan Li: Jinyuan Li has extensive PRC business experience and being a founder of the Company has enabled him to lead the Board throughout the development of the Company.

Yupeng Yan: Yupeng Yan has extensive experience in management and marketing which enables him to guide the Board through related decisions.

Baolan Li: Baolan Li has a strong academic background that enables her to be an effective director.

Socorro Quintero: Socorro Quintero has strong academic background and extensive experience in reviewing financial results of companies which enables her to effectively serve as the chairman of our Audit Committee since the Company’s listing in the United States.

Gilbert Raker: Gilbert Raker has extensive experience in finance and management, and his leadership experience gained while serving on the board of a multi-national company enable him to effectively serve as a member of our Audit Committee and Compensation Committee.

Board Practices

Our business and affairs are managed under the direction of our Board of Directors. The primary responsibilities of our Board of Directors are to provide oversight, strategic guidance, counseling and direction to our management.

The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. The entire Board assumes the duties that would be delegated to a Nominating Committee. The Company believes that this practice focuses the attention of each director on the important task of selecting nominees, and a separate committee is unnecessary. The Company encourages but does not have a policy with regard to Board members’ attendance at annual meetings of stockholders. The Company held an annual meeting of stockholders on May 28, 2010. Manbo He and Yupeng Yan attended that meeting in person and Socorro Quintero and Gilbert Raker attended the meeting by telephone.

Board and Committee Meetings

The Board held no meetings during 2010 and acted by written consent in lieu of a meeting three times.  Jinyuan Li, Yupeng Yan, Manbo He, Howard Balloch, Socorro Quintero and Gilbert Raker attended fewer than 75% of the total number of meetings of the Board in 2010. Howard Balloch, Yupeng Yan, Socorro Quintero and Gilbert Raker attended fewer than 75% of the total number of meetings held by all committees of the Board on which he or she served during 2010.

Director Independence

The Board has determined that directors Socorro Quintero and Gilbert Raker are “independent” under Section 803(A) of the listing standards of NYSE Amex. The ownership by Jinyuan Li, the Company’s President, Chief Executive Officer and Acting Chief Financial Officer, of more than 50% of the Company’s voting stock makes it a “controlled company” to which NYSE Amex rules requiring a majority of the directors to be independent and relating to executive compensation and Board nominations need not apply.

Code of Ethics

The Board has adopted a Code of Ethics to promote its commitment to the legal and ethical conduct of the Company’s business. The Chief Executive Officer, Chief Financial Officer, and other senior officers are required to abide by the Code of Ethics, which provides the foundation for compliance with all corporate policies and procedures, and best business practices.

The Code of Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004. A written copy of the Code of Ethics can be found on our website at www.tiens-bio.com and will be provided upon request at no charge by writing to Secretary, Tiens Biotech Group (USA), Inc., No. 17, Xinyuan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

Nominations by Stockholders

There have been no changes to the procedures by which the stockholders of our company may recommend nominees to the Board of Directors since the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 on March 31, 2011.

The Board accepts stockholders’ director nominations.  Pursuant to the terms of the Company’s bylaws, such nominations must be in writing and set forth (a) the name and address of the person nominated, (b) the name and address of the nominator, (c) the number of shares of each class of capital stock of the Company that the nominator owns, (d) the name and address of each other stockholder, if any, with whom the nominator is acting in concert, and (e) the number of shares beneficially owned by each such stockholder.  The nominator must also submit in writing (i) the information with respect to each such proposed nominee that would be required to be provided in a proxy statement, and (ii) a notarized affidavit executed by each such proposed nominee to the effect that, if elected, he/she will serve and he/she is eligible for election.  To be timely delivered in connection with an annual meeting, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 180 days before the date of the current year’s annual meeting. To be timely delivered in connection with any election of a director at a special meeting of the stockholders, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company’s principal executive offices not later than ten (10) days after the date that notice of the special meeting was mailed, or public disclosure of the special meeting was made, whichever occurred first.  Within 30 days after the nominator has submitted the materials, the Secretary must determine whether the evidence submitted is reasonably satisfactory and must notify the nominator in writing of the determination.  If the Secretary finds that such evidence is not reasonably satisfactory, or if the nominator fails to submit the requisite information in the form or within the time indicated, the Board will not consider the nomination.

The Board does not have a formal policy on Board candidate qualifications.  The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience.  Depending upon the current needs of the Board, certain factors may be weighed more or less heavily.  “Diversity,” as such, is not a criterion that the committee considers.  In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons.  The directors will not evaluate candidates differently based on who has made the recommendation.

Compensation Committee

As of April 21, 2011, the Board’s Compensation Committee members are Messrs. Gilbert Raker, Chair and Yupeng Yan. The Compensation Committee is responsible for reviewing compensation policies applicable to officers and key employers and making recommendations to the Board.  The Compensation Committee does not have a charter.  The Compensation Committee held no meetings in 2010.

Audit Committee

The Audit Committee operates under a formal charter in accordance with the NYSE Amex rules and Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The charter has been approved and adopted by the Board and is reviewed and reassessed annually by the Audit Committee. The charter sets forth the responsibilities, authority, and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the Company’s independent auditors and management.  The revised Audit Committee charter can be found on the Company’s website at www.tiens-bio.com and can be made available in print free of charge to any shareholder who requests it by writing to Secretary, Tiens Biotech Group (USA), Inc., No. 17, Xinyuan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

The members of the Audit Committee are Socorro Quintero, Chairperson and Gilbert Raker, each of whom is independent under Section 803(A) of the listing standards of NYSE Amex. During the fiscal year ended December 31, 2010, none of the Audit Committee members was a current officer or employee of our company or any of its affiliates. The Board has determined that each of Ms. Socorro Quintero and Mr. Gilbert Raker is an “audit committee financial expert” as defined by the Securities and Exchanges Commission (the “SEC”).  The Audit Committee met five times during 2010.

The Audit Committee engages the auditors, approves services performed by the auditors, and assists the full Board in fulfilling its oversight responsibilities with respect to the integrity of financial statements and other financial information. Management prepares the financial statements and establishes the system of internal control.

The disclosure in the Audit Committee Report below does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of the Company’s other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference therein.

Audit Committee Report

As part of its oversight responsibility, the Audit Committee reviewed and discussed the financial statements with management and the Company’s independent auditor, Crowe Horwath LLP (“Crowe”), including a discussion about the quality and appropriateness, not just acceptability, of accounting principles applied in the Company’s financial statements, for the year ended December 31, 2010.  The independent auditor has the responsibility for expressing an opinion on the conformity of the annual financial statements with US GAAP.  The Audit Committee reviewed with the independent auditor its judgments as to the compliance of the Company’s financial statements with US GAAP and SEC disclosure requirements and other matters as are required to be discussed under US GAAP. The Audit Committee met with the independent auditor, including in an executive session without management present, to discuss the results of the audit, quality of financial reporting, and audit experience with the Company.

The Audit Committee discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee received from Crowe a letter and written disclosure, as required by PCAOB Rule 3526, and discussed with Crowe its independence.

An engagement letter was submitted to and approved by the Audit Committee outlining the scope and plan of the annual audit for the year ended December 31, 2010.

Based on the reviews and discussions noted above, the Audit Committee recommended to the full Board that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The Audit Committee also recommends Crowe as the Company’s Independent Auditor for the year ending December 31, 2011.

The Audit Committee

Socorro Quintero, Chairperson

Gilbert Raker

Process for Sending Communications to the Board

The Company has not adopted a formal process for stockholder communication with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.  Stockholders who wish to send communications on any topic to the Board should address such communications to the Company’s Secretary at the address below who will forward the correspondence to each addressee:

TIENS BIOTECH GROUP (USA), INC.

No. 17, Xinyuan Rd.
Wuqing New Tech Industrial Park
Tianjin, China 301700
Attention: Secretary

Compensation Discussion and Analysis

All compensation decisions for the Company’s executive officers, including the salary of the Company’s Chief Executive Officer, Acting Chief Financial Officer and President, Jinyuan Li, are made by Jinyuan Li.  Because Jinyuan Li owns more than 50% of the Company’s voting stock, the Company is a “controlled company” pursuant to Section 801(a) of NYSE Amex Company Guide.  Therefore, the Company is exempt from NYSE Amex Section 805(a), which requires that the compensation of a CEO and all other executive officers be determined, or recommended to the Board for determination, by a compensation committee composed of independent directors, or the majority of independent directors on the Board.

The objectives of the Company’s compensation programs.

The Company seeks to attract and retain executive officers of the highest caliber and motivate them to maximize the success of its business.

What the Company’s compensation program is designed to reward.

The Company’s CEO believes that he is incentivized by his large equity ownership in the Company. Therefore, he believes that a long-term employment contract providing a base salary is appropriate compensation for him. With respect to the other executive officers’ base salaries, the Company’s CEO bases his recommendations on past salary levels with the Company and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable. The CEO also takes into consideration the relatively low salaries provided to executive officers by companies in China compared to public companies in the United States. The Company’s CEO assesses the normal responsibilities of each position, as well as the extra responsibilities and additional work related to special projects which such executive officers may be expected to perform. No relative weight was assigned to any of the foregoing factors.

Elements of compensation.

Each executive officer receives cash compensation as a base salary. Base salary for our executive officers is fixed by their respective employment agreements, as described under “Employment Agreements.” Jinyuan Li’s salary for 2010 was fixed pursuant to employment agreements with Tianjin Tianshi Biological Development Co. Ltd. (“Biological”) entered into in 2005. Manbo He was our principal financial officer from June 1, 2009 to June 1, 2010, and his salary for 2010 was fixed pursuant to an employment agreement with Biological, dated June 1, 2009. Their base salaries were based on our CEO’s subjective perceptions of salaries paid by comparable companies for comparable positions. Our executive officers did not receive any bonuses for 2010. Due to the fact that we do not currently and did not in 2010 give bonuses to any of our named executive officers, Jinyuan Li did not identify any individual or corporate goals when setting the remuneration of Mr. He for 2010.

The Company’s strategy is to maintain compensation for employees at levels that are equal to or in excess of those offered by companies in China of comparable size, consistent with the individual employees’ capabilities and responsibilities. The Company does not currently have a stock option plan, but may consider adopting one in the future to further incentivize its employees.

Why the Company chooses to pay each element.

The Company has entered into long-term employment agreements with Mr. Li, providing for his base salary.

The employment agreements with Mr. Li and Ms. Li provide for payments upon termination for specified reasons. These payments are required by local Chinese employment regulations. Additional information regarding applicable payments under such agreements is provided under the heading “Potential Payments Upon Termination or Change of Control.”

How the Company determines the amount for each element of pay.

With respect to the executive officers’ base salaries, the Company’s CEO bases his recommendations on past salary levels and his perception of the quality of the executive officers’ respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable, although not necessarily included in the NYSE Amex Composite Index or the NASDAQ Biotechnology Index. The Company’s CEO assesses the normal responsibilities of each position, as well as the extra responsibilities and additional work related to special projects which such executive officers may be expected to perform. The Company’s CEO also takes in to consideration the relatively low salaries provided to executive officers by companies in China compared to public companies in the United States.

Compensation Committee Interlocks and Insider Participation

During 2010, the members of the Compensation Committee were Gilbert Raker and Yupeng Yan. The Compensation Committee did not deliberate on executive compensation for fiscal 2010.  Yupeng Yan was an employee and officer of the Company during 2010. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with Executive Officers or Directors of the Company or another entity.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act with management and the full Board.  Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Gilbert Raker, Chairman

Yupeng Yan

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2010 and 2009.

Name and Principal Position (1)	Year	Salary ($)	Total ($)

Jinyuan Li	2010	$166,660	$166,660
Chairman, Chief Executive	2009	$166,660	$166,660

Manbo He	2010	$21,778	$21,778
Chief Financial Officer (2)	2009	$23,333	$23,333
___________________

(1)	Yupeng Yan was an employee Director of our company during 2010 and 2009 but is not identified as a “named executive officer” because his total compensation was less than $100,000.

(2)	Manbo He became Chief Financial Officer and Director of the Company on June 1, 2009 and resigned effective June 17, 2010.

Grants of Plan Based Awards; Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

The Company does not have any stock option plans.

Pension Benefits; Nonqualified Deferred Compensation

We do not provide any pension benefits or nonqualified deferred compensation to our employees.

Employment Agreements

The Company’s subsidiary, Biological, has entered into a statutory employment agreement with each of the named executive officers of our company. Jinyuan Li’s contract is dated June 1, 2005 and has an indefinite period. The employment contract for Yupeng Yan is dated April 1, 2004 and provided for a term through March 31, 2009. On April 1, 2009, Yupeng Yan’s employment contract was renewed with an indefinite period.

Under each of these employment contracts, the employee receives vacation time and social insurance according to Chinese government regulations.  The employment agreements with a fixed terms can be renewed within 15 days of the expiration of each agreement with the mutual consent of the parties.  Biological may rescind each agreement without notice if, among other events, the employee materially violates Biological’s rules and regulations or the employee grossly neglects his or her duties and discloses the Company’s confidential business information that harms it.  Biological may rescind each agreement on 30 days’ notice and provide economic compensation if, among other events, the employee suffers from a disease or non-work related injury and after a recovery period is unable to work, or due to material changes, the performance of the agreement has become unpractical.  Pursuant to the terms of each of the employment agreements, the employee may rescind his contract on 30 days’ written notice.

For 2010, the Company paid a salary of $166,660 to Jinyuan Li and $77,000 to Yupeng Yan. Mr. He’s contract provides for an annual salary of $40,000.

Potential Payments Upon Termination

Mr. Li’s employment contract provides for a one-time lump sum payment equal to six months of his then current salary if we terminate his employment contract for one of the following reasons:

•	The employee has a non-work-related injury and is unable to perform his responsibilities;

•	The employee is unable to perform his responsibilities for other reasons;

•	The circumstances based on which the employment contract was entered into have materially changed, and the performance of the contract becomes impractical; or

•	The Company is contemplating bankruptcy and determines to reduce staff.

Assuming that Mr. Li was terminated for one of the above-stated reason, Mr. Li would receive $83,330 There are no other circumstances, including a change of control of our company, where we are required to make any additional payment to Mr. Li.

Director Compensation

On October 20, 2010, our subsidiary, Biological, entered into a statutory labor contract with Ms. Li to document the terms of her employment by Biological. Pursuant to the terms of the agreement, Biological shall pay Ms. Li an annual fee of $40,000. The agreement is for an indefinite period. The contract shall be terminated in compliance with the PRC Labor Contract Law, when unilaterally terminated by either party or when terminated pursuant to a mutual consent between the parties.

For the fiscal year ended December 31, 2010, the remaining members of the Board who are not our employees are entitled to receive an annual cash retainer of $30,000.

Director Summary Compensation Table

The table below summarizes the compensation the Company paid to non-employee Directors for the year ended December 31, 2010.

Name (1)	Fees Earned or Paid in Cash ($)	Total ($)
Howard Balloch (2)	$30,000	$30,000
Baolan Li (3)	$7,889	$7,889
Gilbert Raker	$30,000	$30,000
Socorro Quintero	$30,000	$30,000

(1)
Jinyuan Li and Manbo He are not included in this table as they were our employees during 2010 and received no compensation for their services as Directors. Their compensation is disclosed in the table in the “Summary Compensation Table”.

(2)	Effective as of December 31, 2010, Howard Balloch resigned as a Director of the Company.

(3)	On October 20, 2010, the Board of Directors appointed Baolan Li as a member of the Board of Directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and any beneficial owner of more than 10% of any class of the Company equity security to file reports of ownership and changes in ownership with the Securities and Exchange Commission and furnish copies of the reports to the Company.  Based solely on the Company’s review of copies of such forms and written representations by Company’s executive officers and directors received by it, the Company believes that, during 2010, all such reports were filed timely, except that Ms. Li did not timely file a Form 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS1

The Company markets all of its products through various domestic and international business entities that are related to the Company through common ownership. As a result, almost all of the Company’s total consolidated sales were generated from related party customers in 2010 and 2009.

The Company owns 100% of Tianshi International Holdings Group Ltd., a British Virgin Islands company (“Tianshi Holdings”). Tianshi Holdings owns all of the registered share capital of Tianjin Tiens Life Resources Co., Ltd., a Chinese Foreign Investment Enterprise (“Life Resources”) and 80% of the outstanding shares of Tianjin Tianshi Biological Development Co., Ltd. (“Biological”).  Biological is a Chinese-foreign equity joint venture company established under Chinese laws on March 27, 1998, subject to the Law on Sino Foreign Equity Joint Ventures.

Tianjin Tianshi Biological Engineering Co., Ltd. (“Tianshi Engineering”), a Chinese company, owns the remaining 20% of Biological. Tianshi Engineering is 100% owned by Tianjin Tianshi Group Co., Ltd. (“Tianshi Group”), a Chinese company. Tianshi Group is 90% owned by Jinyuan Li, the Company’s Chairman, Chief Executive Officer, Acting Chief Financial Officer and President and majority stockholder, and 10% owned by Baolan Li, Jinyuan Li’s daughter and director of the Company. Prior to her appointment as the Company’s director, from August 2008 to October 2010, Ms. Li served as the Assistant of the Chief Financial Officer of the Company and as the Assistant of the Vice President – Marketing.  Tianshi Engineering acquired its 20% interest in Biological from Tianjin Tianshi Pharmaceuticals Co., Ltd. (“Tianshi Pharmaceuticals”) on February 28, 2008.  Tianshi Pharmaceuticals is wholly owned by Tianshi Group.

On March 13, 2008, Tianshi Holdings purchased all of the registered share capital of Life Resources from Tianshi International Investment Group Co., Ltd., a British Virgin Islands company (“Tianshi Investment”), for $64.2 million.  Jinyuan Li owns 100% of Tianshi Investment.  Life Resources is currently constructing research and development, manufacturing and logistic facilities, as well as administrative offices in Tianjin, China totaling approximately 420,000 square meters.  The product exhibition center, quality control center and wash house are undergoing interior decoration and expect to be completed at the end of June 2011. The interior decoration of work plants and other warehouses has been nearly completed and these facilities will be put into use once the equipment is installed. We expect the equipment to be installed at the end of 2011. The office buildings, dormitories, power center, boiler room and warehouse for wellness products had been put into use from October 2010. We expect that other construction work and equipment installation will be completed in 2011.

In China, the Company sells its products to Tianshi Engineering, an affiliated Chinese company, through the Company’s subsidiaries Biological and Life Resources. Tianshi Engineering, in turn, sells the products to customers through its branches and affiliated companies and at chain stores, which are owned by individual distributors.  During 2010 Tianshi Engineering closed five of its less profitable branches in China. As of December 31, 2010, Tianshi Engineering had 87 branches in China. Prior to 2006, Biological sold all of its products to Tianshi Engineering as finished products at a price equal to 25% of the Chinese market price for the products. This 25% figure was negotiated between the parties in 2003, before the Company acquired Tianshi Holdings, and the Company believes that it is a reasonable sales price for it to receive. The Company used this pricing formula in 2010, and currently continues to use the same pricing formula.

At the beginning of 2006, Biological also began selling semi-finished products to Tianshi Engineering. To qualify for a direct selling license in China, Tianshi Engineering is required to produce a part of the products that it sells in China. As a result, Biological began to sell semi-finished products to Tianshi Engineering, which jointly shares with the Company licenses to produce, manufacture and sell the products. The price of semi-finished goods sold to Tianshi Engineering was originally set at the beginning of 2006 to provide the Company with a 75% gross profit margin.  However, based on fluctuations in the cost of raw materials and quantities produced, this percentage varied during the year.  This 75% figure was negotiated between the parties, and the Company believes that it is reasonable.  The goal of this new pricing policy was to try to maintain the Company’s gross margins on semi-finished goods at a similar level to historical gross margins for finished goods.

1 All numbers presented in the section titled “Certain Relationships and Related Transactions” are based on an exchange rate of $1 = RMB 6.6120 as of December 31, 2010, unless otherwise indicated.

As of June 2008, Life Resources replaced Biological in the production of semi-finished products and began to produce and sell semi-finished products to Tianshi Engineering on the same pricing terms as Biological’s previous sales. In October 2009, Life Resources transferred part of its production and sale of semi-finished products to Biological.

Internationally, the Company sells its products to overseas related companies located in 45 countries who in turn re-package and sell them to independent direct sales distributors. Currently, the United States is not a significant part of the Company’s business. During 2010, the Company decreased the number of countries where it sells directly to overseas affiliates from 54 to 45. The Company’s CEO, Jinyuan Li, owns or controls these overseas related companies. Due to the common ownership, there are no formal sales or administrative agreements among us and those overseas related parties. The business operations among these related entities are regulated through internal policies.  In 2010 our highest sales outside of China were to the following eleven countries, in descending order: Russia, South Africa, Kazakhstan, Roumania, Ukraine, Lagos, India, Bengal, Ghana, Uganda and Columbia.

As operation costs vary from country to country, international market prices vary accordingly. The Company sells its products to overseas affiliates at the FOB (destination port) price, which consists of 25% of the Chinese retail price for similar products in Chinese market, including customs duty, value-added tax and other miscellaneous transportation cost. The overseas affiliates mark up the products to cover their expenses and realize profits of approximately 10%.

The Company’s related party transactions are required to be reviewed and approved or ratified by a majority of its non-interested Board of Directors.

The following tables are provided to facilitate your understanding of the transactions and outstanding balances between those related parties and the Company during 2010 and 2009.

	December 31, 2010	December 31, 2009
Accounts receivable, trade – related parties, net of allowance for doubtful accounts of $3,869,617 and $1,419,178 as of December 31, 2010 and 2009, respectively	$10,012,861	$15,379,312
Other receivables – related parties	$17,376,522	$44,561,626
Advances from customers – related parties	$8,688,877	$4,426,751
Other payables – related parties	$1,417,516	$3,326,110

Revenue-related Parties

The details of revenue-related parties are as follows:

	2010	2009
Tianshi Engineering	$24,570,887	$25,298,232
Overseas Related Companies	16,450,248	34,734,736
Total	$41,021,135	$60,032,968

In China, the Company sells its products to Tianshi Engineering, an affiliated company. Tianshi Engineering, in turn, sells the products to customers through its branches and affiliated companies and at chain stores which are owned by individual distributors. Internationally, the Company sells its products to overseas affiliates who in turn re-package the products to meet the needs of the local markets and sell to independent distributors who use the products themselves and/or resell them to other distributors or consumers.

Accounts Receivable-related Parties

The details of accounts receivables, trade-related parties are as follows:

	December 31, 2010	December 31, 2009
Tianshi Engineering	$1,803,688	$5,035,320
Overseas Related Companies	12,078,790	11,763,170
Allowance for Doubtful Accounts	(3,869,617)	(1,419,178)
Total	$10,012,861	$15,379,312

Other Receivables-related Parties

Other receivables - related parties are generated by the Company making various cash advances and short term loans, the allocation of various expenses to related parties, and amounts transferred from accounts receivable. The following table summarizes the other receivables- related parties balances.

The details of other receivables-related parties are as follows:

	December 31, 2010	December 31, 2009
Tiens Life Science Co., Ltd.	$11,525,219	$-
Tianshi Engineering	5,603,197	5,688,926
All-Legend Property Service (Tianjin) Co., Ltd.	155,798	77,612
All-Legend Hotel Co., Ltd.	37,856	-
Tianshi Yinshi Hotel	37,810	36,566
Tianshi Indonesia Logistic & Trade Co., Ltd.	9,902	9,873
Tianshi Taijisheng Health Management Co., Ltd.	5,459	-
Shengshi Real Estate Development	1,072	634
Tianshi Pharmaceuticals	139	1,588
All-Legend Hotel Management Co., Ltd.	70	2,730
Tianshi Group	-	1,613,168
Tiens SmartFlow Logistics (International) Group Ltd.	-	74,651
Tianjin Tianshi Life Science Co., Ltd.	-	55,878
Tianshi Investment	$-	$37,000,000
Total	$17,376,522	$44,561,626

Historically, Tianshi Engineering remitted payment to us upon sales to third party customers. However, in order to support Tianshi Engineering’s marketing efforts in anticipation of receiving a direct selling license in China, we have agreed to allow Tianshi Engineering to defer payment to us. The credit terms provide an interest-free credit term of three months. Any amounts exceeding this term are transferred from accounts receivable-related parties to other receivable-related parties. The other receivables-related parties become interest bearing once a loan contract is adopted. The interest rate is the interest rate, on the date the loan commences, that is stipulated by the People’s Bank of China for a loan of the same level.

On April 21, 2009, the Company entered into a loan agreement with Tianshi Engineering. Pursuant to that agreement, effective as of April 1, 2009, $2,562,017 of other receivables-related parties, which originated from Tianshi Engineering as accounts receivable, became interest bearing. The loan was due on June 30, 2009 and the stated interest rate was 4.86%. Both the principal of $2,562,017 and interest on the loan of $12,624 were paid off on May 7, 2009. In 2010, Tianshi Engineering paid all accounts receivable within three months. For the years ended December 31, 2010 and 2009, the interest income from the other receivables-related parties amounted to $0 and $12,624, respectively.

During the years ended December 31, 2010 and 2009, we and Tianshi Group used common meters at our headquarters for electricity and water, and also used the same employee insurance account. When making payments to these outside parties, we usually pay the fees first and then are reimbursed by Tianshi Group. These pro-rated amounts relating to Tianshi Group are categorized as other receivables-related parties.

On December 25, 2008, Biological entered into a Property Transfer Agreement with Tianshi Group, pursuant to which Biological transferred four buildings at the price of RMB32,800,000 (US$4,785,520). As of March 31, 2010, the amount was paid in full by Tianshi Group.

On November 15, 2009, Tianshi Holdings and Tianshi Investment entered the Transfer Contract, pursuant to which Tianshi Holdings agreed to sell all of the registered share capital of Tiens Yihai it owned to Tianshi Investment for $37.0 million. Tiens Yihai holds land use rights for 50 acres of land located in Shanghai, China. Tiens Yihai was originally established to build a new research and development facility, but the Company suspended the proposed development in March 2007. Tianshi Holdings held 96% of the equity interest in Tiens Yihai. Tianjin Tianshi Pharmaceuticals Co., Ltd. owned the remaining 4% of Tiens Yihai’s share capital. The sale closed on November 15, 2009. Pursuant to the Transfer Contract, the purchase price of $37.0 million was paid in full by November 12, 2010. Payment of $3,700,000 was received in cash, $6,000,000 was offset against payables owed to Fuhong Development Co., Ltd, an entity that is 100% owned by Mr. Li, and $27,300,000 was offset against payables to Tianshi Engineering and Tianshi Group.

A portion of the construction in progress at an amount of RMB83,263,708 (US$12,592,803), which is recorded and paid for by Life Resources is built on the land owned by Tianshi Life Science. In addition, a portion of the construction in progress at an amount of RMB5,245,839 (US$793,381), which is recorded and paid for by Tianshi Life Science is built on the land owned by Life Resources. Tianshi Life Science and Life Resources intend to reimburse each other for the cost of the above construction in progress. The agreement is currently being drafted. The balance of RMB78,017,869 (US$11,799,422) has been reclassified as other receivable-related party as of December 31, 2010, accordingly.

Advances from Customers-related Parties

Advances from related party customers were $8.7 million and $4.4 million as of December 31, 2010 and 2009, respectively. These advances represented prepayments made to us to insure that overseas customers could obtain enough of our products to meet their market demands.

Other Payables-related Parties

These amounts arose primarily from previous cash advances from related parties such as management fees due to related parties and various non-operational transactions incurred with related parties. The details of other payable-related parties are as follows:

	December 31, 2010	December 31, 2009
Tiens Group	$639,529	$0
Tianshi Engineering	431,400	40,805
Tianshi Germany Co., Ltd.	99,759	107,326
Tianjin Tianshi Global International Trade Co., Ltd.	96,794	93,606
Tianyuan Capital Development Co. Ltd.	84,359	84,359
Bejing All-legeng Travel Co., Ltd.	65,660	0
Tianshi Administrative Committee of Industrial Park	15	14
Fuhong Development Co.Ltd.	0	3,000,000
Total	$1,417,516	$3,326,110

On November 12, 2010, Tianshi Investment, Tianshi Engineering, Tianshi Group and the Company entered into an agreement, pursuant to which the Company’s other receivables from Tianshi Investment of $27,300,000 was offset against advances from Tianshi Engineering of $11,767,357, short-term debt from Tianshi Engineering of $9,077,156 and other payables to Tianshi Group of $6,455,487.

On November 10, 2009, Tianshi Holdings borrowed $3,000,000 from Fuhong Development Co., Ltd, a British Virgin Islands company, which is 100% owned by Jinyuan Li, to fund its capital contribution to Life Resources. On the February 10, 2010, the loan was paid in full by cancelling the same amount Tianshi Investment owned to us.

On March 3, 2010, Tianshi Holdings borrowed another $3,000,000 from Fuhong Development to fund its capital contribution to Life Resources. On June 11, 2010, the loan was paid in full by canceling the same amount Tianshi Investment owed to the Company.

During the third quarter of 2010, the Company received $7,614,300 and $6,270,600 from Tianshi Group and Tianshi Engineering, respectively, in order to fund a portion of the construction in progress. As of December 31, 2010, the amounts had been returned in full

Transactions with Tianshi Group

On January 1, 2009, Biological entered into an office and facilities lease agreement with Tianshi Group. Under the terms of the agreement, Biological’s annual rent is equal to 1% of its gross revenues. In addition, Biological is obligated to pay insurance, maintenance and other expenses related to the premises. This agreement expires on December 31, 2010. On January 1, 2010, Life Resources entered an office and facilities lease agreement with Tianshi Group on the same terms as Biological’s lease agreement with Tianshi Group. The Company paid rent under these leases in the amount of $500,361 and $458,382 for the year ended December 31, 2010 and 2009, respectively.

On January 1, 2009, each of Biological and Life Resources entered a Lease Agreement with Tianshi Group pursuant to which Biological and Life Resources will have the right to use and occupy the workshop spaces being transferred under the Property Transfer Agreement. The leases are rent-free, except that Biological and Life Resources are required to pay Tianshi Group for utility charges and maintenance costs on the buildings. The leases continue until the earlier of the date that Biological and Life Resources acquire use of alternate facilities or the land use rights on the underlying property expire. For the year ended December 31, 2010, Biological and Life Resources recorded $330,708 of the rent expense, which is not paid to Tianshi Group, but recorded as paid in capital based upon market price.

Transactions with Tianshi Engineering

Effective January 1, 2008,, Biological entered into two lease agreements with Tianshi Engineering that enable Tianshi Engineering to share the use of certain of Biological’s production equipment to manufacture products which Tianshi Engineering owns, or jointly owns, with Biological. Each of the two agreements expired on December 31, 2009. On November 20, 2009, the lease agreement for health products production equipment and the lease agreement for personal care product production equipment were renewed by Biological and Tianshi Engineering for 2010. Following is a summary of the monthly rent payable to Biological under the two leases Biological entered into on November 20, 2009.

Lease Agreement	Monthly rent
Lease Agreement for Health Products Production Equipment	$11,383
Lease Agreement for Personal Care Product Production Equipment	$6,098

Rent revenue accrued from these leases amounted to $209,770 and $219,605 for the year ended December 31, 2010 and 2009, respectively.

On December 3, 2010, lease agreements for health products production equipment and household chemical products production equipment were renewed by Biological and Tianshi Engineering. Each of the two agreements is effective as of January 1, 2011 and expires on December 31, 2011.

Transactions with Tianshi Pharmaceuticals

On December 15, 2009, the Company entered into a one-year lease agreement with Tianshi Pharmaceutical. Under the terms of the lease agreement, the Company leased equipment for the fee of RMB25,383 (or US$3,755) per month. In addition, the Company is obligated to pay insurance, maintenance and other expenses related on the equipment. This agreement is effective from January 1, 2010 and expires on December 31, 2010. The company has paid $45,062 of rent expense for the twelve months ended December 31, 2010. The lease agreement was extended for an additional one year period.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES.

PLEASE NOTE:  If your shares are held in street name, your broker, bank, custodian, or other nominee holder cannot vote your shares in the election of directors, unless you direct the holder how to vote, by marking your proxy card.

Proposal No. 2.

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed Crowe Horwath LLP (“Crowe”) as independent auditors to audit the financial statements of the Company for the current fiscal year, subject to the ratification of such appointment by the Company’s stockholders.  Crowe has served as the Company’s independent auditors since January 13, 2009.  The decision to engage Crowe as the Company’s principal independent accountants at that time was approved by the Audit Committee.  Representatives of the firm of Crowe will be present at the Annual Meeting by telephone conference call to respond to appropriate questions and will have an opportunity to make a statement, if they so desire.

If stockholders fail to ratify the appointment, decline or the Audit Committee terminates the engagement, or Crowe otherwise become unable to serve, the Audit Committee will reconsider its appointment of Crowe.

Public Accounting Fees

Crowe Horwath LLP
	2010	2009
Audit Fees	$270,000	$248,000
Audit Related Fees	$50,000	$2,800
Tax Fees	$0	$0
All Other Fees	$7,766	$0

Audit fees were for professional services rendered by Crowe during the 2010 and 2009 fiscal years for the audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by Crowe in connection with statutory and regulatory filings or engagements for that fiscal year. Audit related fees include performing the interim audit procedures related to construction in progress in 2010 and discussions with management and SEC legal counsel regarding sale of Yihai in 2009. All other fees were travel expenses incurred for audit by auditors.

Pre-Approval of Services

The Audit Committee has adopted pre-approval policies for all services, including both audit and non-audit services, provided by our independent auditors. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences. The independent auditor also submits an audit services fee proposal, which also must be approved by the Committee before the audit commences. The audit, tax, and all other fees and services described above were pre-approved for 2009 and 2010.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

MISCELLANEOUS

OTHER MATTERS TO BE PRESENTED AT THE ANNUAL MEETING

The Company did not have notice, as of March 15, 2011, of any matter to be presented for action at the Annual Meeting, except as discussed in this proxy statement.  The persons authorized by the accompanying form of proxy will vote in their discretion as to any other matter that comes before the Annual Meeting.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

A stockholder who wishes to make a proposal pursuant to Rule 14a-8 of the Exchange Act for our Annual Meeting of Stockholders that will be held in 2012, for inclusion in the Company’s proxy statement and form of proxy for such meeting must notify the Company no later than March 15, 2012.  The persons authorized by the form of proxy to be sent in connection with the solicitation of proxies on behalf of Company’s Board of Directors for our Annual Meeting of Stockholders that will be held in 2012 will vote in their discretion as to any matter of which Company has not received notice by March 15, 2011.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

This proxy statement and Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is available on our website at www.tiens-bio.com.  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, excluding exhibits, will be mailed without charge to any stockholder entitled to vote at the meeting, upon written request to Secretary of the Company, c/o Tiens Biotech Group (USA), Inc., No. 17, Xinyuan Rd., Wuqing New Tech Industrial Park, Tianjin, China 301700.

We file annual and quarterly reports, proxy statements and other information with the SEC.  Stockholders may read and copy any reports, statements or other information that we file at the SEC’s public reference room in Washington, D.C.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  Our public filings are also available from commercial document retrieval services and at the Internet Web site maintained by the SEC at www.sec.gov.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING.  NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.  THIS PROXY STATEMENT IS DATED MAY 2, 2011.  STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

By Order of the Board of Directors, /s/ Jinyuan Li Jinyuan Li Chairman of the Board, Chief Executive Officer, Acting Chief Financial Officer and President

May 2, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
Tiens Biotech Group (USA), Inc.
To be held on May 27, 2011

Jinyuan Li and Charles Lv and each of them, each with full power of substitution, hereby are authorized to vote as specified below or, with respect to any matter not set forth below, as a majority of those or their substitutes present and acting at the Annual Meeting shall determine, all of the shares of common stock of Tiens Biotech Group (USA), Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held on May 27, 2011 and any adjournment thereof.

Unless otherwise specified, this proxy will be voted FOR Proposals 1 and 2.  The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	ELECTION OF DIRECTORS

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below
______________________________
Mr. Jinyuan Li, Mr. Yupeng Yan, Ms. Baolan Li, Ms. Socorro Quintero, Mr. Gilbert Raker

INSTRUCTION: To withhold authority to vote for any nominees, write the nominees’ names on the space provided below.

2.	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In his discretion, the Proxy is authorized to vote upon any matters, which may properly come before the Annual Meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. WHERE NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS IN PROPOSAL 2.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: __________, 2011
Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.